Exhibit 99.2

PARTICIPANTS

Corporate Participants

Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd.

Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.

Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants

Frank Camma – Analyst, Sidoti & Co. LLC

Lee Jagoda – Analyst, CJS Securities, Inc.

Christopher M. Carey – Analyst, Bank of America Merrill Lynch

Linda Bolton Weiser – Analyst, D. A. Davidson & Co.

Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Helen of Troy Limited Fourth Quarter 2018 Earnings Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. Please go ahead.

Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd.

Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s fourth quarter fiscal 2018 earnings conference call. The agenda for the call this morning is as follows: I’ll begin with a brief discussion of forward-looking statements; Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance of the quarter and accomplishments of the year, and then outline areas of focus for fiscal 2019; then, Mr. Brian Grass, the Company’s CFO, will review the financials in more detail and comment on the Company’s outlook for fiscal 2019. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other similar words are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.

Thanks, Jack, and good morning, everyone. Thanks for joining us today. Welcome to our call. I’m pleased to report that our continued execution against our clear and focused transformation plan enabled us to deliver a strong fourth quarter and another successful year at Helen of Troy.

Before continuing, I’d like to point out that I’ll be focusing my remarks on our results from continuing operations. As announced in December 2017, we completed the divestiture of Healthy Directions early in our fiscal fourth quarter. This is in line with our strategy of focusing our resources on our Leadership Brands which comprise the majority of our revenue and an even higher proportion of our operating profit.

We finished fiscal year 2018 strong. We delivered fourth quarter results above our expectations. During the quarter, net sales from continuing operations grew 12.5% and adjusted diluted earnings per share rose 9% to $1.69. Our performance was supported by an especially severe cough, cold and flu season, strength in Housewares and a better than expected performance in Beauty.

Customer replenishment was healthy following the strong sell-through of our products during the holiday season.

For the full year, we achieved consolidated sales growth of 5.9% and core sales growth of 5.1%. We delivered adjusted diluted earnings per share growth of 11.6% and expanded our adjusted operating margin, while simultaneously investing in our Shared Services, our core business and the caliber of our organization.

We reaccelerated core sales growth in fiscal 2018 well beyond the cough, cold and flu strength. Growth was strong across our diversified portfolio reflecting disciplined strategic investment in our Leadership Brands, digital marketing and e-commerce. These results reflect the strength of the transformation plan we put in place in fiscal 2015 to unlock additional shareholder value.

As many of you are aware, this plan focuses on seven strategies, which are investing in our core, strategic disciplined M&A, consumer-centric innovation, upgrading our organization and people systems, creating best-in-class shared services, attacking waste, becoming more asset efficient and also more shareholder friendly. I am proud of our outstanding employees all around the world who have worked tirelessly to execute this plan and generate such strong results over the four years.

Our measures of success include growing our net sales at a 3.1% compound annual rate driven by focusing on our Leadership Brands and e-commerce. Our adjusted diluted EPS CAGR was 12.6%. Our gross margin expanded by 2.6 percentage points providing fuel to make prudent incremental investments. Adjusted operating margin has expanded by 1.1 percentage points. Our free cash flow CAGR was 15.9% during those four years which allowed us to add new businesses to our portfolio via acquisition and pay down debt. Our strong cash flow also allowed us to opportunistically return capital to shareholders.

Over the past four years, we’ve bought back approximately 7 million shares, acting when we felt our share price was undervalued. Reflecting on the matter valuation, we believe that objective measures such as enterprise value to free cash flow and enterprise value to adjusted earnings per share can provide a fair indication of our Company’s intrinsic value. For perspective, our free cash flow yield is currently 8.9%.

Finally, while not a strict financial measure, perhaps our most important achievement over the past four years has been the benefits generated by meaningful investments in our Shared Services capabilities, people systems and upgrading the caliber of our organization. These, together with significant improvements to our culture are producing new levels of efficiency and excellence that we believe will power us in fiscal 2019 and well into the future.

Now turning to fiscal 2018, our Leadership Brand portfolio represents more than 77% of total sales from continuing operations for fiscal 2018. Each grew faster than our 2% to 3% core revenue objective and most grew share for those that we track. As a group, they grew 16% in the fourth quarter and 9.5% for the full fiscal year 2018. These brands have the greatest potential to win as we dig deep for consumer-centric insights that lead to superior branding through design, innovation, digital marketing and e-commerce. These assets generally have number one or number two positions in their categories and are among the highest volume, highest margin and most efficient businesses in our portfolio.

During Q4 and for the full fiscal year 2018, we made further progress in our online sales and our digital marketing efforts. We continue sharpening our strong focus on winning with consumers in their preferred shopping habits and channels. Online sales accounted for over 15% of Company net sales for full fiscal year 2018 and over 14% for the fourth quarter, representing year-over-year increases of 32.5% and 28%, respectively.

Our e-commerce growth spans across key customers, distributors and our own websites. Amazon continues to grow and is our number two customer, accounting for approximately 13% of sales during the fiscal year after the sale of Healthy Directions.

Digital marketing remains a major focus company-wide. In fact, of the planned 14% to 18% incremental spending behind our brands for fiscal 2019, a significant amount is going to digital on our Leadership Brands. We are also making further investments in our digital marketing capabilities as we continue to make significant strides nearly every day to keep our brands in the hearts, minds and the checkout carts of consumers around the world.

Our approach was validated as the NPD Group Home Division presented its fifth annual industry awards during last month’s International Home and Housewares Show in Chicago. Our Housewares Segment earned three awards for being the top grower in online market share for calendar year 2017. Two were awarded for OXO for gadgets and for food storage and one to Hydro Flask for portable beverageware.

Turning now to our business segments. Overall, each of our three segments exceeded our expectations in the fourth quarter, rounding out a very good year for Helen of Troy. In Health & Home, our largest and most global business, we continue to make positive gains domestically, internationally, online and in-store. Its sales performance in the fourth quarter was the strongest in recent years, up 19.4%, bringing the Segment’s growth to 7.9% year-over-year. Building further on the margin improvement in this Segment over the past several years, fiscal 2018 added 0.6 percentage points in adjusted operating margin.

In the fourth quarter, Health & Home revenue benefited from sales of thermometers and humidifiers, which correlate closely to the severity of the cold and flu season, especially the incidence of fever, cough and congestion.

Sales of Honeywell fans, heaters and air purifiers similarly correlate to adverse environmental conditions, like the forest fires on the West Coast and the extraordinary cold spells this past winter. These adverse conditions across multiple categories, which came primarily in January and February, represented a marked change to the more normal start of the season we saw in the fall.

Sales gains were achieved even amidst retail partners’ ongoing efforts to streamline inventory, while serving consumers and their families at a time when need for quality products was above normal.

The Housewares Segment delivered an impressive fourth quarter, with sales up 13.4%, beating our expectations. Housewares grew 9.5% for the full fiscal year, as both OXO and Hydro Flask finished strong and posted healthy growth for the full year. Our execution and business fundamentals remain healthy, and we are winning with consumers and customers domestically, internationally, online, and in brick-and-mortar. Our investments in innovation, new distribution, marketing and e-commerce are working and providing good returns.

Sales were underpinned by healthy replenishment after the holiday season at key customers. On a full-year basis, adjusted operating margins of 21.3% were also healthy. We did see some pressure on margins from additional promotional activity, new channels of distribution, and continued investments behind new content for these Leadership Brands on the marketing side, particularly online where consumers increasingly research, compare and buy.

OXO had an excellent quarter, rounding out its solid performance for fiscal 2018 both domestically and overseas. Hydro Flask sell-through rates continue to be solid and the brand continued to add share to its already market-leading position. This is according to syndicated data as it delivered excellent sales growth for the quarter and our full fiscal year. Our inventory remains in a healthy position across the business with customer order replenishment pacing largely in line with sell-through after the holiday season.

In February, we began shipping our 2018 spring collection including new colors for Hydro Flask, the new Oasis line of highly stylish and functional large personal and family beverage containers, and Hydro Flask Accessories, including our new bottle slings. Customer reaction has been very positive, and we are strongly supporting the launches with digital and in-store marketing to consumers.

Beauty, I’m pleased to report, continued to improve even in a relatively weak market for our categories. Stabilizing and subsequently growing this business is an important priority for Helen of Troy. Our improving products, branding, e-commerce, execution and consumer-focused communications are delivering better results.

Revenue during the fourth quarter was modestly down by 2.1%, better than we expected as sell-through and replenishment orders following the healthy holiday season came in. Progress was also made on adjusting operating margins in the quarter. For the full fiscal year, the Segment declined by 1.8%, also ahead of expectations, as retail and professional appliance growth nearly offset the decline in personal care.

In appliances, point of sale activity in both the professional and retail businesses continue to be encouraging. Syndicated data shows that during the latest 52-week period, we grew our share in the U.S. retail appliances. We’re pleased that Helen of Troy continues to improve its number two domestic position. Nevertheless, we recognize that there are still challenges and much work ahead in order to earn the consistently positive results we believe will make Beauty the stable performer we seek for our portfolio.

Our Beauty Segment, through Project Refuel, is also addressing its cost base to better invest in sales and earnings growth and improve its trajectory. Additionally, we are refining our strategies and continuing to upgrade talent and skills as we increasingly focus more effort on digital, e-commerce and innovation.

Turning to some highlights from our operations, our Shared Services continue to make strides through new technologies and business practices to further improve speed and service while lowering costs. These have been a key driver of margin improvement and prepare us well to support further expansion of our core business, as well as make further acquisitions. Our business segments are increasingly integrated into our Shared Services base, which helps us further leverage scale and ensure best practices are in place all across the Company. At this point in our transformation, doing so is not only strategic, it is cultural. In fiscal 2018, all of this helped us reduce inventory by a further 10.5%, even as we grew revenues, now reaching three turns in fiscal 2018, an important milestone as we make further progress on asset efficiency.

As reflected in our outlook for fiscal 2019, our work in Shared Services is also helping us mitigate rising commodity and transportation costs and fund the further investments needed to keep our Leadership Brands growing in the rapidly changing and highly challenging retail environment.

In closing, let me reiterate our confidence in our business, organization, and our ability to succeed, compete and win. This confidence comes from what we achieved over the past four years and from the very strong year we just delivered in fiscal 2018. It is also reflected in our fiscal 2019 outlook where we expect to grow both our top and bottom line over the strong base of fiscal 2018 and invest further for the long-term. I’m pleased that we expect to grow over the particularly tough compares we will face in Health & Home and Housewares. And in Beauty, we are working very hard to improve our trend line.

We continue to be relentless in our focus on executing against the choices in our transformation plan. With our favorable leverage, we are in a good position to continue to deploy capital towards accretive acquisitions and potential further opportunistic share repurchases. We are also focused on further improving inventory management and other efficiencies to accelerate cash flow. We are even more excited about the longer-term opportunities we see ahead.

And with that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.

Thank you, Julien, and good morning, everyone. Before discussing the quarter in more detail, I’d like to remind everyone that upon the divestiture of Healthy Directions in December 2017, we no longer consolidate the Nutritional Supplements Segment’s operating results. The Nutritional Supplements Segment’s operating results are classified as discontinued operations for all periods presented, and my comments today will be regarding our results from continuing operations unless otherwise indicated.

Now, turning to a review of the quarter, consolidated sales revenue was $390.8 million, a 12.5% increase over the prior-year period, driven by an increase in our core business of 11.3% and a 1.2% benefit from foreign currency. Core business revenue growth was driven by the contribution from new product introductions, online customer growth, incremental distribution and growth in international. Sales growth in the online channel continued to be strong and increased approximately 28% for the quarter and comprised approximately 15% of our consolidated net sales for fiscal 2018.

I’d like to point out these percentages are calculated from continuing operations in both periods. With the divestiture of Healthy Directions, our online growth rates have increased while our online percentage of total sales have slightly declined from previous disclosures.

Contributing to the consolidated net sales growth was an increase from our Leadership Brands of 16%. Our Leadership Brands represented almost 79% of our consolidated net sales for the quarter, compared to approximately 76% on a continuing operations basis for the same period last year.

Housewares core net sales increased 13.1%, driven by an increase in online channel sales, incremental distribution with existing customers, expanded domestic distribution, international growth and new product introductions for both Hydro Flask and OXO brands, partially offset by the unfavorable comparative impact of strong sales into the club channel in the same period last year.

Housewares core net sales increased 13.1% driven by an increase in online channel sales, incremental distribution with existing customers, expanded domestic distribution, international growth and new product introductions for both Hydro Flask and OXO brands, partially offset by the unfavorable comparative impact of strong sales into the club channel in the same period last year. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $0.4 million, or 0.4%.

Health & Home net sales increased 19.4% reflecting growth in the online channel, expanded international distribution and incremental distribution with existing customers. Sales were favorably impacted by unseasonably cold fall and winter weather and significantly higher cough/cold/flu incidence compared to the same period last year. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $2.8 million, or 1.7%.

Beauty net sales decreased 2.1%, primarily reflecting the decline in brick-and-mortar, partially offset by growth in the online channel. Segment net sales benefited from the favorable impact of foreign currency fluctuations of approximately $0.9 million or 1.1%.

Consolidated gross profit margin was 41.3% compared to 41.6% for the same period last year. The 0.3 percentage point decrease is primarily due to an increase in promotional programs and the unfavorable margin impact of a higher mix of sales into the discount channel. This was partially offset by favorable product mix, growth in the Company’s Leadership Brands and the favorable impact from foreign currency fluctuations.

SG&A was 30.1% of net sales compared to 29.5% for the same period last year. The 0.6 percentage point increase is primarily due to higher incentive compensation expense, the unfavorable comparative impact of foreign currency exchange and forward contract settlements and higher advertising and new product development expense. These factors were partially offset by improved distribution efficiency, lower outbound freight costs and the impact that higher overall net sales had on operating leverage.

Operating income was $31.4 million or 8% of net sales, which includes asset impairment and restructuring charges totaling $12.1 million, compared to operating income of $41.5 million or 11.9% of net sales in the same period last year, which includes asset impairment charges of $0.5 million. Collectively, these items unfavorably impacted the year-over-year comparison of operating margin by 3 percentage points.

Adjusted operating income was $52.7 million or 13.5% of net sales compared to $50.5 million or 14.5% of net sales. The 1 percentage point decrease in adjusted operating margin primarily reflects the decline in gross profit margin, higher incentive compensation expense, the unfavorable comparative impact of foreign currency exchange and forward contract settlements, and higher advertising and new product development expense. These decreases were partially offset by a higher mix of Leadership Brands’ sales at higher operating margin, improved distribution efficiency, lower outbound freight costs and the impact that higher overall net sales had on operating leverage.

Turning now to adjusted operating margin by segment. Housewares adjusted operating margin was 17.5% compared to 21.4% in the same period last year. The 3.9 percentage point decrease was primarily due to an increase in promotional programs, higher sales into the discount channel, increased marketing and new product development expense and higher personnel costs. This was partially offset by a higher mix of Hydro Flask sales, lower incentive compensation expense and the favorable impact of increased operating leverage from net sales growth. We invested into the strength of the fourth quarter and believe that the fiscal year adjusted operating margin performance is more reflective of this Segment’s ongoing profitability.

Health & Home adjusted operating margin was 9% compared to 10.7%. The 1.7 percentage point decrease primarily reflects higher advertising expense resulting from a shift in the timing of spend from the third quarter to the fourth quarter, higher incentive compensation expense, an increase in product liability expense and the unfavorable comparative impact of foreign currency exchange and forward contract settlements. These factors were partially offset by improved distribution efficiency, lower outbound freight cost, increased operating leverage from net sales growth and the favorable impact of net foreign currency fluctuations on net sales. We believe the adjusted operating margin performance for the fiscal year is more reflective of this Segment’s ongoing profitability. We also believe the Segment has further long-term adjusted operating margin expansion potential.

Beauty adjusted operating margin increased 4.9 percentage points to 18.5%, reflecting the favorable margin mix, lower media advertising expense and cost savings from our restructuring plan, Project Refuel. The improvement was partially offset by the net sales decline and its unfavorable impact on operating leverage. Income tax expense as a percentage of pre-tax income was 70.6% compared to income tax expense of 9.3% for the same period last year, primarily due to a one-time provisional charge of $17.9 million related to recently passed U.S. tax reform. This increased our effective tax rate by 62.9 percentage points. On an ongoing basis, we expect the impact of tax reform to have a net benefit to our effective tax rate of approximately 1 percentage point.

Income from continuing operations was $8.4 million or $0.31 per diluted share, which includes impairment, restructuring and one-time tax reform charges, totaling $28.9 million or $1.07 per diluted share. Income from continuing operations in the prior year was $34.4 million or $1.25 per diluted share and included after-tax impairment charges of $0.4 million or $0.02 per share.

Adjusted income from continuing operations was $45.7 million or $1.69 per diluted share compared to $42.7 million or $1.55 per diluted share. The 8.4% increase in adjusted diluted EPS from continuing operations primarily reflects the impact of higher adjusted operating income, lower interest expense and lower weighted average diluted shares outstanding.

Now moving on to our financial position, receivable days outstanding increased to 61.3 days, compared to 60.4 days in the same period last year, reflecting strong sales growth at the end of the quarter. Inventory was $251.5 million, representing a 10.5% decline year-over-year. Inventory turnover improved to 3 times compared to 2.8 times in the prior year period.

Total short- and long-term debt decreased $195.7 million to $289.9 million compared to $485.6 million at the end of the fourth quarter last year. We ended the fourth quarter with a leverage ratio of 1.3 times compared to 2.1 times at the end of the fourth quarter last year. During the fourth quarter, we repurchased approximately 409,000 shares of our common stock for approximately $36.9 million. For the fiscal year, we paid down $197 million of debt and repurchased over $65 million of our common stock.

Reflecting on the fiscal year, I’m proud of what we accomplished in fiscal 2018 and I’m excited about our positioning for the future. We were able to drive strong organic growth, expand adjusted operating margin and grow adjusted EPS by 11.6% while making incremental growth investments in our strongest assets.

We invested into the strength of the fourth quarter which we believe sets us up well for fiscal 2019. We continue to improve our already peer-leading free cash flow through disciplined receivables management and what we believe is becoming a best-in-class supply chain. Through the divestiture of the Healthy Directions business and strong earnings growth, we improved our return on invested capital in fiscal 2018 and are positioned for continued improvement in fiscal 2019.

We are also streamlining key pieces of our organization to make them better integrated, more effective and more efficient. We’ve created several Shared Services functions we believe are becoming best-in-class that we can further leverage through acquisition and organic growth, all of this while navigating the rapidly evolving retail environment.

Turning now to our outlook. Please note that we have provided a reconciliation of fiscal 2019 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this morning. Also note that the Company will be adopting the new Revenue Recognition Standard in the first quarter of fiscal 2019. We expect the adoption of the standard to result in the reclassification of certain expenses from SG&A to a reduction of net sales revenue of approximately 1% in fiscal 2019, with conforming reclassifications in fiscal 2018. We expect the impact to result in reductions to net sales of approximately $13 million and $11 million in fiscal 2019 and 2018, respectively, with corresponding reductions to SG&A expense in each period. Please see the table entitled “Fiscal Year 2019 Outlook for Net Sales Revenue After Adoption of the Revenue Recognition Standard” in the accompanying tables to the press release.

For fiscal 2019, we expect consolidated net sales revenue in the range of $1.485 billion to $1.51 billion which implies consolidated sales growth of 0.4 to 2.1% including the impact from the Revenue Recognition Standard in both periods and also implies the two-year CAGR in line with our long-term organic growth expectations.

Our net sales outlook assumes the severity of the upcoming cough/cold/flu season will be in line with historical averages, which unfavorably impacts the comparison to fiscal 2018 by 1.1%. Our net sales outlook also assumes that March 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. By segment, we expect Housewares net sales growth in the mid-single digits, Health & Home net sales growth in the low-single digits with an unfavorable impact of approximately 2.5% from the average cough/cold/flu assumption, and Beauty net sales decline in the low- to mid-single digits.

We expect consolidated GAAP diluted EPS from continuing operations of $6.30 to $6.50 and adjusted diluted EPS from continuing operations in the range of $7.30 to $7.55 based on estimated weighted average diluted shares outstanding of 27 million.

Our outlook excludes any non-cash asset impairment charges, restructuring charges, share-based compensation expense and intangible asset amortization expense. The year-over-year comparison of adjusted diluted EPS is impacted by an expected increase in growth investments in support of the Company’s Leadership Brands of 14% to 18% in fiscal 2019, any impact of expected commodity and freight inflation on our cost of goods sold and SG&A.

The year-over-year comparison is also unfavorably impacted by approximately $0.12 to $0.14 from the average cough/cold/flu assumption and approximately $0.15 from fiscal 2018 tax benefits that aren’t expected to repeat in fiscal 2019. Our outlook for adjusted diluted EPS implies a growth rate range of 0.8% to 4.3%, which includes a combined drag of 3.9% from the average cough/cold/flu assumption and the unfavorable tax comparison.

Our outlook for diluted EPS from continuing operations assumes that March 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. We expect cash flow from operations growth in the range of 10% to 12% for fiscal 2019. We expect capital expenditures in the range of $30 million to $35 million, with approximately $15 million of infrequently occurring leasehold improvement capital related to several facility relocations that happen to fall within the same fiscal year.

Looking at our expectations for tax, we expect a reported GAAP effective tax rate range of 9% to 11% and an adjusted effective tax rate range of 8.7% to 10.7% for the full fiscal year 2019. The comparison of the effective tax rate range to fiscal 2018 is unfavorably impacted by 2.1 percentage points from tax benefits recorded in fiscal 2018 that are not expected to repeat in fiscal 2019. Please refer to the schedule entitled “Effective Income Tax Rate and Adjusted Effective Income Tax Rate” in the accompanying tables to today’s press release.

The likelihood and potential impact of any fiscal 2019 acquisitions or additional divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in the Company’s sales and earnings outlook.

And now, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you very much, sir. [Operator Instructions] Our first question today comes from Frank Camma from Sidoti. Please go ahead. Your line is now open.

<Q – Frank Camma – Sidoti & Co. LLC>: Good morning, guys. Thanks for taking the question.

<A – Julien Mininberg – Helen of Troy Ltd.>: Hey, Frank.

<Q – Frank Camma – Sidoti & Co. LLC>: Hey. So just a couple of quick questions. First of all, with Beauty, if I had to force you to pick just one, and I know it’s not maybe a fair question, but given the strength of the categories you’re in especially with appliances, is it more important that what you’re doing or what your partners are doing as far as getting Beauty back on a growth path? And what I mean by that is do you feel that just the retail environment is weighing on those categories more so than you maybe innovating in the category.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, it’s a great question Frank. Julien here and good morning. It’s a tough category, Beauty. It’s not growing in brick-and-mortar. We do believe it’s growing online. And, as a result, the actions that we’re taking are enough, as we proved in fiscal 2018, even in that tough environment to grow the appliances business. It didn’t just grow, it also grew shares. Said another way, it grew faster than the market and our competitors.

And in the case of appliances, the combination of innovation and packaging improvements gets you to branding, quality, marketing improvement, and the major push online from us over the last 12 months in particular, but it stems before that, we are able to grow the appliance business.

In terms of which is the stronger force, which I think is what you’re asking...

<Q – Frank Camma – Sidoti & Co. LLC>: Yes.

<A – Julien Mininberg – Helen of Troy Ltd.>: ...it is hard to push water up that hill. And so, it makes it hard to grow fast enough to turn all of Beauty positive. And that did happen in fiscal 2018 that we grew fast enough to grow appliances, but not fast enough to overcome the weakness that we’re seeing in Personal Care. So as you look forward or we look forward, what we see is reasons to continue to be encouraged for Beauty to basically flatten and then start some growth. And that said, the factors that you’re talking about do make it difficult.

Outside of the U.S., there’s lots of opportunity for us in appliances. So in Pro, we are becoming much more active on that subject, Europe being the most specific example of 2018 and we’ve got some major pushes going on. And even in a domestic environment, the way we position our businesses from a branding standpoint, what’s in which channel and the kinds of innovations and the way we represent our brands should be enough to counter those balancing forces out of the retail trade.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. And my other question was just, you were really clear about some of the puts and takes on what’s going to affect the guidance, obviously, cold, cough, and stuff. But are there any things seasonality-wise that we should look out for Housewares that you might be anticipating, like a promotion with Prime Day with Amazon that might give you a bump and the timing of such things?

<A – Julien Mininberg – Helen of Troy Ltd.>: Thanks. We participate in a lot of those things; some pay out better than others. So we’re careful to focus also on ROI, so not just to pop and not just moving inventory around irregularly because it has to sell-through and you don’t want to promote it through at margins that you don’t like. So there’s a double-edged sword there.

On Health & Home, it’s not just cold and flu, Brian talked about this. He talked about drag from it. I’d like to say clear `on the puts and takes. We’re pretty proud to grow over a pretty strong year in Health & Home. And it’s not just cold and flu. Everybody says that. But they sometimes forget that we’re in heaters, we’re in fans, we’re in air purifiers, is three other examples of core categories there. And all of them actually had really strong years because of the tough weather, whether it’s cold, forest fires, allergies, all kinds of things.

And so, when you have a positive perfect storm of sales – I’m not suggesting that we like the adverse conditions that people face, but we love that we can provide relief when they have those problems. The fact is all of that went our way in fiscal 2018. To be able to grow over that in Health & Home in fiscal 2019, we’re proud to be able to guide in that direction with the low-single digits [indiscernible] (37:01).

And when it comes to Housewares, specifically your question on seasonality, it’s much less the case. The opportunities there are on the Web, international, getting our new products in front of consumers, expanding distribution. And then seasonality, it’ll come and it’ll go. There is some in the business. Hydro Flask each quarter during the calendar year tends to be a little bigger than the one before. So, four is bigger than three, is bigger than two, like that. And in OXO, it’s very stable in that regard. Christmas is always just a little bit better but there’s not that much seasonality there.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. And I guess just to tail into that, you said that – you mentioned on the prepared remarks, Hydro Flask – I think a product – one of the product launches. Is there anything in Healthcare, Home Environment that we should look out for that might offset some of those counterpoints so that the difficult comp, the product launches that...?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. So, we have to be careful not to speak of specific launch that we haven’t announced yet publicly just because of competitors. There’s some very, very capable competitors out there. The less they hear about our future the better on the one hand. On the other hand, we have announced new products in most of the core categories either some during fiscal 2018 that will have their push now and into fiscal 2019 and some new ones.

We’re going up market a little bit in a few cases. I think humidifiers for example. That’s a market that has been pushed down actually over the years to private label, et cetera. So, there’s some higher end innovation. There’s some opportunities for distribution expansion. There’s major pushes going on company-wide on the Web. And I mentioned before about opportunities internationally.

So, these are examples of some drivers. I wouldn’t say any of them are major catalysts and, in fact, in Health & Home, you saw low-single digit guide. It’s going to take a lot of work to climb over the very strong 2018.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. So, just a bunch of singles to offset some of that pressure essentially. Okay. Thank you.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. As any good company, we’re working on a couple of doubles and triples there, but when they’re ready, we’ll tell you all about them.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. Appreciate it, Julien.

<A – Julien Mininberg – Helen of Troy Ltd.>: You bet.

<Q – Lee Jagoda – CJS Securities, Inc.>: Hi. This is actually Lee Jagoda for Bob. Good morning.

<A – Brian Grass – Helen of Troy Ltd.>: Hey, Lee.

<A – Julien Mininberg – Helen of Troy Ltd.>: Hi there.

<Q – Lee Jagoda – CJS Securities, Inc.>: So, a couple of questions. There’s been a lot of discussion around pricing of brands at retail. Can you talk about your innovation pipeline and your ability to get price and margin on some of these new products?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, great. So, every time you launch a new product you get a chance to reset price and margin because you’re setting the price and it’s a new ball game on margin. There’s no history to promotion or competitive activity. So, with new products, it’s the best chance to reset price and margin. And as you go a little bit higher end on some of the products, you get a little bit more room. Some of that gets spent right back into creating the demand for those higher end products because they have to be differentiated from the good products that they’re replacing with the better products when you put something that’s in the best category out there.

And on existing products, if anyone is going to get pricing, it’s the market leaders and we generally are market leaders especially in the United States now, almost 80% of our business, which does not suggest that it’s easy to take pricing. It’s a shame actually because it’s widely known that the commodity pressures and transportation costs are moving against all the manufacturers where they make something that’s completely undifferentiated like private label or highly differentiated like a market leader. The pricing environment or the commodity environment is pushing costs up for all of them and think of all the basic commodities. So, not easy in that regard but if anyone is going to take it, it’s the market leader.

We’ve built very little big price changes into our forecast but nonetheless we are seeing some pressure on margins and it is right to take some pricing. So, we’ll do the very best we can in the market and I think our customers understand that but they’re in a difficult environment as well.

<Q – Lee Jagoda – CJS Securities, Inc.>: And then, just going to your customers, any commentary around retail inventory levels or store closing activities that are impacting demand?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, from a demand standpoint, we don’t think so. Some of that naturally flows somewhere else. So, if a consumer wants to buy something, they’ll find a place. So, if store X is closed, they’ll find store Y that’s open. And the Web is an opportunity for them to buy regardless of some of the brick-and-mortar challenges or those store closings, credit issues, and all the things that are making that environment so tough. So, I don’t think so is the short answer on the demand impact.

In terms of the impact of retail on, I guess, us from an inventory standpoint. I know a lot of folks have talked about lots of inventory reductions. We saw a lot of that in fiscal 2017 but frankly have not much in fiscal 2018 and we’ve been very, very careful in our inventory planning work with customers to get to healthy levels of stocking for them and frankly also for us.

We’re working very hard on our supply-chain. You’ll hear us talk about it all the time. So, shortening lead times, picking the best suppliers and making sure we have the right product on time but not tons of it. So, we’ve been able to take inventory out. We’ve been able to sell to demand even as they take inventory out. And then you soften the shipments that we just reported in our sales and the comments that we made that we did not see inventory disruptions from retailers doing big consolidation because the products sold through and when that happen, they reorder.

<Q – Lee Jagoda – CJS Securities, Inc.>: Sure. And then one more and I’ll hop back in. In terms of your current net leverage, looks like you’re going to be around 1 times debt-to-EBITDA. How do you view your optimal capital structure? And to the extent it’s much different than the 1 times we’re at today, how do you expect to get there?

<A – Brian Grass – Helen of Troy Ltd.>: Sorry. I missed part of the question, Lee. Repeat the first part.

<Q – Lee Jagoda – CJS Securities, Inc.>: Sure. Just pointing out your net debt-to-EBITDA leverage is around 1 times currently.

<A – Brian Grass – Helen of Troy Ltd.>: Yes.

<Q – Lee Jagoda – CJS Securities, Inc.>: And just trying to figure out, how you view your optimal capital structure. And if it’s different than that 1 times, what levers are you going to pull to kind of get there?

<A – Brian Grass – Helen of Troy Ltd.>: Yes, I would say we kind of strive to be in the 2 times to 4 times range. So, we’re slightly below that and we’re looking at acquisitions all the time and want to have plenty of firepower to do that. And so, it’s kind of a balancing act. We’ll also look for opportunities to return capital and repurchase shares.

I would say we’re slightly below the optimal range where we would like to be. But again we’re also looking at acquisitions and want to be able to execute on those. So, we’ll continue to balance those things and strive to be in the 2 times to 4 times range.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. My only build on that one, Lee, is we generate a lot of cash. We’re proud of that. We work hard. You saw us go the extra mile this time to point out our cash flow – that cash flow compound annual growth rate over the last four years is 15.9%. And we put it to work in all the ways that Brian just said. And that said, our balance sheet could use a bit more leverage on it and when the right acquisition comes along, we’re not afraid to pounce. And if the market undervalues our stock and you’ve heard us call out some new measures in that area and that catches our attention frankly.

<Q – Lee Jagoda – CJS Securities, Inc.>: Thanks very much. I’ll hop back in.

Operator: Thank you. Our next question is Chris Carey from Bank of America. Please go ahead.

<Q – Chris Carey – Bank of America Merrill Lynch>: Good morning. How are you?

<A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Chris.

<Q – Chris Carey – Bank of America Merrill Lynch>: Good. So, just I think you guys covered the sales comp dynamic and some of the puts and takes going forward on the investment side. Can you talk the impact of the 14% to 18% growth in investments and the impact on earnings and maybe what could cause that investment level to be relatively higher or lower as you progress through the year?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. So I mean I’m glad you called it out. An incremental investment, we’ve talked this before...

<Q – Chris Carey – Bank of America Merrill Lynch>: Yes, the incremental, yes.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, so we did invest significantly in the brands in 2018 and in fact we’ve pumped it up a bit in the fourth quarter. You probably saw that in the margins for the fourth quarter and the Company made some bets. And so, put a fair amount of money down and grew through our support in fiscal 2018 significantly.

In fiscal 2019, we’re talking about a 14% to 18% increase in that number year-over-year, so that’s why I was emphasizing incremental. And in the case of where it’s going, you heard in our comments that it’s going primarily to the Leadership Brands whether it’s on marketing support, the Web, or the new product development work and some other key areas to support those businesses.

In terms of what would make us feed it like we did at the end of fiscal 2018, we’re very willing and in fact quick to get behind strength and when we see a product working, we will feed it quickly. And when we see a product not working, a new product that we still believe in, which is why we launched it, we have a lot of pre-market testing before we launch, we will support it.

At some point though, we shift our bets during the course of the year and then the seasonality also has a way of playing out. So, when we saw all of that we moved quickly in fiscal 2018, and we wouldn’t be afraid to do it again in 2019 even if it moves the earnings around a little bit because in the end sustainable long-term growth in top line, the bottom line and the market share is what’s going to win the game of over a long-term basis.

<Q – Chris Carey – Bank of America Merrill Lynch>: Okay. And just to clarify to make sure I understand here, the incremental is on the $0.45. Where did that number end last year? Is the 14% to 18% incremental on that incremental investment number from last year?

<A – Brian Grass – Helen of Troy Ltd.>: We were very close to our most recent guidance on incremental spend...

<A – Julien Mininberg – Helen of Troy Ltd.>: From last..

<A – Brian Grass – Helen of Troy Ltd.>: ...for fiscal 2018. So, we were very close to what we said we would do our most recent update and then the 14% to 18% is on top of that.

<A – Julien Mininberg – Helen of Troy Ltd.>: And I think the easiest way to think about it is double-digit on top of double-digit. So, if we grew that investment double-digit last year, we’re doing it again this year. If that’s not a show of strength that we believe in those brands, I don’t know what is. And frankly, it’s a tough environment out there. You’ve got to play ball – video content, all the different online tools. This costs money and leaning in against private label and all the rest of the dynamics that are out there. It’s important to support them.

And so, where is the cash coming from because we’re growing our earnings nevertheless? It’s coming from the strength in Shared Services and we’re proud of that. It’s actually even overcoming some pretty ugly headwinds when it comes to things like commodities and transportation for tons of companies. I’ve talked about those forces that are out in the market. So, to be able to balance all that and grow your earnings while you invest that kind of incremental money in the business and overcome the headwinds and the tough fiscal 2018 compare that’s ahead of us for this year, we think we have the balance just right.

<A – Brian Grass – Helen of Troy Ltd.>: And Chris, just to clarify the 14% to 18% is on our total spend. So, it’s growth on top our total spend from last year which includes the increase that we did in fiscal 2018.

<Q – Chris Carey – Bank of America Merrill Lynch>: >: Okay. Understood. Thanks for that. And I guess just following up on this last question, right, the net leverage of one turn is quite low and two turns below, it sounds like the midpoint of where you tend to like to think about your range. So, how much is the fact that fundamentals are a big challenge for some of the players in the space or indeed the backdrop is just more challenging with a tough retail environment and inflation on commodities and transportation? How does that factor into your calculus on this given that you have said that you’re actively in discussions with potential companies for an acquisition, it just kind of hasn’t gotten across the finish line. So, I wonder if you could just provide a bit more context around those discussions. And then if that isn’t the right move, why? Why not use some of that to accelerate buybacks? Thanks.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. Great. So, we may see it a little bit differently. We don’t see a relationship between the leverage ratio and the choices on the business from a day-to-day standpoint. From a shareholder value creation, we strongly agree, the balance sheet is underutilized right now and we could do more with it. So, our priority remains acquisition. We’re very, very picky, and I think that’s probably a good thing, on the matter. We’re humbled by the fact that not all acquisitions work out, but we’re proud of the record we have. So getting those to the finish line; and we want to bring the right one there, not just bring one there.

<A – Brian Grass – Helen of Troy Ltd.>: Look, I would just add that I think if I understand your question, what you’re asking, I would say fit is more important than fundamentals. So it’s not being able to get the right fit in an acquisition than it is the fundamentals out there being the big driver.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. And speed, while all of us want to move forward and put that cap structure to work, the result is going to be more important than the speed. And then on the subject of accelerating return of capital, you just saw us report that we acted again this quarter on the subject of buyback. So there was some activity. And you probably heard in our four-year look that we have not been shy on the subject. We’re talking about nearly 7 million shares, starting with that tender offer back at the very end of 2013 and spilling into the first part of our fiscal 2015.

So we’re not shy on the matter. And we do see, as we look at the metrics that are in the marketplace from a valuation standpoint, as we called out in our prepared remarks, that we believe some significant undervaluation in the stock on the basis of those metrics. So we’re not smarter than the stock market, that’s for sure. But when we see the market consistently undervalue us relative to some pretty objective measures, where frankly we show a meaningful strength relative to our competitors, we’ll act. And on the subject of acquisition, it remains our priority, and we’d greatly prefer to do that first.

<Q – Chris Carey – Bank of America Merrill Lynch>: Understood. Thank you.

Operator: Thank you. Our next question today comes from Linda Bolton Weiser from D.A. Davidson. Please go ahead.

<Q – Linda Weiser – D. A. Davidson & Co.>: Hi. Thank you.

<A – Julien Mininberg – Helen of Troy Ltd.>: Hey Linda.

<Q – Linda Weiser – D. A. Davidson & Co.>: Hi. So I’m not as familiar with all your different customers and tales of distribution, but when you mentioned the mix effect on margins, you said a little more in discount channel. Do you mean the mass retailers versus specialty, like Bed Bath & Beyond, or do you mean dollar stores. Can you just clarify what you mean by all the different channel shifts and how much do you do in dollar stores versus specialty versus mass retail, just roughly?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, sure. So, first of all, welcome, Linda. We’re very happy to have you initiate coverage on Helen of Troy and glad you are following us and welcome. This is a good company, and we’re very happy to have your analysis of us.

In the case of channel mix, we don’t break out our sales by channel or even sub-channel like that, like your comment about dollar stores. Dollar stores is not a big channel for us, where we are talking about more as – when you say discount channel, we don’t think dollar stores. Think of Ross Stores, Marmaxx, T.J. Maxx, these kinds of outlets, where there’s a pretty robust set of consumers that shop in those stores, some of them even have it as their first choice. They go there first. And where it makes sense, we’ll put our products there.

There are times when we’re going from an older line to a new line, think old colors, sometimes even a little bit of excess inventory where, frankly, it’s better to put it in the market at a good margin where there’s a kind of consumer that looks there first and wants to buy it. And it gives us the opportunity to keep our inventory lean and to move our newest products into other channels. So think mass or online, for example. And that creates this dynamic that we’re talking about. Sometimes there’s some price promotion and it helps from a competitive standpoint or in deal-making when you’re moving chunks of inventory.

That’s more the way we think about it than feeding the dollar stores, which we like as a customer class. It’s just not common that our products, which tend to be more in the better and best end of the food chain, would naturally be an affinity for the dollar channel. So we look at it more like that.

In terms of percentages, like I said, we don’t break it out. The numbers are not huge and you saw actually in Housewares, for example, some pretty big growth. The margins are still nice, healthy 21% kind of numbers. These are big numbers, and so it’s not like we’re giving away all the margin to push out the inventory.

<Q – Linda Weiser – D. A. Davidson & Co.>: Okay. Thanks. And then just, Julien, I guess I respect you for divesting a business that you had purchased a few years ago. How do you think about – I have a few companies I follow that have non-core businesses that have declining revenue and they always say, wow, there’s a lot of buyers who would like to take it off your hands for a low valuation. So how do you balance divestiture and the benefits that come with being able to free up resources and improve your growth rate, versus the idea that you’re losing cash while you’re losing – you might sell at a lower valuation? How do you balance that when you think about like the divestiture side of things?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. It’s a great question, and thanks. They often – I’ve heard many times the expression of it’s easy to buy, harder to sell or good that you buy, but even harder to know when to sell. So we made a tough call. I think we made the right one. It’s good for our Company. You see us accelerating our growth now that we have one division that’s not bringing down that growth as much. It’s good for our ROIC or our return on invested capital and it’s good for so many aspects of us. So I believe we made the right choice, but not an easy one especially one that I myself, as you point out, who made the choice to buy along with the rest of our board. So this was a hard decision. So thanks for that.

And in the case of this decision, you’re absolutely right, it’s very hard to give up cash flow. It helps cover our overheads. Cash flow is important to us as we’ve pointed out lots of times as a company. But in the end, strategically, the portfolio should be one that we believe is right for us. And so, many companies who sell actually decent assets, we have quite good ones that are not necessarily right for us in some of the non-Leadership Brand groups, those are the ones that are getting a hard look.

And in terms of the pain of taking them out, things like stranded overhead and the other negative effects that you’re alluding to, I think it’s more important to do what we think is right for the long-term business, free up the capital to redeploy it against something that we think is a better asset and to put it in the hands of someone who can do more with it and, therefore, value is created.

In terms of prices, I can’t tell you how many phone calls we get after any such hints of people say, great, I’ll take that off your hands and they’re looking for some sort of fire sale. We’re not in trouble. This is a good company. We’re winning and we’re in no hurry to sell our assets below their value. We’re in a hurry to take fair market value for something that we believe is better in someone else’s hands. If it’s appropriate, we’ll run a competitive process and may the best man win. And on the subject of our portfolio, we’ll focus on where we can best use our capital and our skills to get the kind of results that we just put on the board in fiscal 2018.

<Q – Linda Weiser – D. A. Davidson & Co.>: Great. Thanks. Sorry, I missed the CapEx guidance for FY 2019, can you just repeat what you what you guided to?

<A – Brian Grass – Helen of Troy Ltd.>: Yes. It’s $30 million to $35 million and we pointed out that there’s approximately $15 million of infrequently occurring leasehold expense investments because it just so happens that we have three facility relocations occurring in the same fiscal year.

<Q – Linda Weiser – D. A. Davidson & Co.>: Okay. Thanks very much.

Operator: Thank you. And our next question today comes from Steve Marotta from C.L. King & Associates. Please go ahead.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Good morning Julien, Brian and Jack. Congrats on a great quarter. Most of my questions have been asked and answered but I just have a couple of very quick housekeeping questions. First, have there been any share repurchases year-to-date and also if you could please remind us the balance of the share repurchase program currently?

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. Just making sure I understand, when you say year-to-date, which time period are you talking about, the calendar?

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Fiscal year-to-date.

<A – Julien Mininberg – Helen of Troy Ltd.>: Meaning fiscal 2019?

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Correct.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. So, thanks on the quarter. And on the share repurchases, it’s hard for us to talk about a quarter that we haven’t yet reported. So, wish it was easier just to answer directly. It would be hard to say what we’ve been doing in the first quarter of fiscal 2019 when we haven’t reported the quarter.

In terms of the authorization, there’s a $400 million authorization for the Company which is a decent number.

<A – Brian Grass – Helen of Troy Ltd.>: There’s $328 million remaining on the authorization.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes, thanks. Yes, we’ve been working that down. So there’s the number of what’s available. So, if you’re asking for how much buying power there is, I guess, there’s the number.

And in terms of actions, I can’t emphasize it enough, we even put in our prepared remarks that those metrics that we called out, we don’t think the market looks at them as much as perhaps would be healthy and yet their objective and relative to competitors, they’re not just strong but would suggest that there’s opportunities there and whether we would act on it or not, it really gets back to Chris Carey’s question. Our capital allocation strategy is crystal clear, we prefer to put our money against acquisition, but we will be picky to find the right one. And then the money’s not burning in a hole in our pocket, and yet our balance sheet is underutilized. So, somewhere in there is the right balance between dry powder, assessing the valuation and deciding if we would make an opportunistic purchase. And as far as year-to-date, we’ll let you know anything that happened in the first quarter when we report the first quarter.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Some companies that are active in the market take the opportunity on their call to talk about what they have done, either quarter-to-date or year-to-date. But I respect the choice not to.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes.

<A – Brian Grass – Helen of Troy Ltd.>: Yes. Their situation maybe a little bit different than ours. We would not buy because we would be – we have a blackout period effectively until we report. So, we would not have purchased anything during the period based on the way our reporting periods fall.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. I guess an abundance of caution on our part, we feel like if we’re in a blackout period, then we’re not active.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: I understand. And I know you do not guide quarterly, but is there any sort of uniqueness to the current year where either sales or earnings based on either promotions or shipments or marketing spend, for instance, falls harder in any particular quarter than others and that we should be made aware of early on.

<A – Brian Grass – Helen of Troy Ltd.>: Yes, that’s a good question. I think our growth is fairly evenly spread across the first three quarters and the comp in the fourth quarter will be difficult to grow over. So, I would expect even growth over the first three quarters and a slight decline in the fourth quarter.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Be it from an EPS standpoint?

<A – Brian Grass – Helen of Troy Ltd.>: Both sales and EPS. Yes.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Got you.

<A – Julien Mininberg – Helen of Troy Ltd.>: Compares as well.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Very helpful. Thank you. That’s all I had.

<A – Julien Mininberg – Helen of Troy Ltd.>: Great. Thanks, Steve.

Operator: Thank you. That will conclude today’s question and answer session. I will now hand back to Mr. Mininberg for closing comments. Thank you.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.

Great. Well, thanks so much everybody for joining our call today. We very much appreciate that. Thank you also, operator. We appreciate your support. We’re very proud of what’s been accomplished, not just over the last year, but – we’re four years in and the numbers I hope speak clearly. We do look forward to another successful year in fiscal 2019. We appreciate the support and I know we’ll be talking to a number of you in various follow-up calls at some point we’ll be out the road and be able to do even more. Thanks very much and have a great day.

Operator: Thank you. That will conclude today’s conference. Thank you for your participation today. You may now disconnect.